Exhibit 99.1

ATHLON ENERGY ANNOUNCES SECOND QUARTER 2013 RESULTS AND PROVIDES OPERATIONS AND LIQUIDITY UPDATES

FORT WORTH, Texas—(BUSINESS WIRE)—August 13, 2013

Athlon Energy (NYSE: ATHL) (“Athlon” or the “Company”) today reported unaudited second quarter 2013 results and provided an operations update.

Company Highlights

•                  Average daily production volumes for the second quarter of 2013 increased 68% to 11,183 BOE/D as compared to the 6,641 BOE/D produced in the second quarter of 2012.

•                  Adjusted EBITDA increased 98% to $49.8 million for the second quarter of 2013 as compared to $25.2 million for the second quarter of 2012.

•                  Discretionary cash flow increased 69% to $36.0 million for the second quarter of 2013 as compared to $21.3 million for the second quarter of 2012.

•                  During the second quarter of 2013, Athlon completed 44 gross operated vertical wells (42 net), 3 more gross wells than originally planned, while running seven operated vertical rigs.

•                  Lease operating expenses decreased 22% to $7.64 per BOE for the second quarter of 2013 from $9.83 per BOE for the second quarter of 2012, due to operating efficiencies and savings from 2012 saltwater disposal infrastructure projects.

•                  Athlon recently completed its initial public offering, including the exercise of the underwriters’ overallotment, providing $553.5 million of total liquidity as of August 7, 2013, which it intends to use to fund its future drilling program.

•                  The Company remains on track for delivery of it first horizontal rig during third quarter of 2013, with drilling to begin in Midland County the week of August 19th.

Bob Reeves, Athlon’s President and Chief Executive Officer, stated, “With our recent initial public offering on the New York Stock Exchange, we now have the financial capacity to execute our drilling plan for the foreseeable future.  We expect to continue running seven vertical rigs for the balance of the year and will pick up our first horizontal rig, Patterson #208, this month and drill four horizontal wells in the second half of the year.  We plan to drill our first two horizontal wells in Midland County and then move to Glasscock County to drill two additional wells in 2013.  This is an exciting time for Athlon as we commence our horizontal drilling program that we expect will further accelerate returns on our deep well inventory in the prolific Midland Basin.”

Athlon’s total revenues increased 82% to $65.2 million in the second quarter of 2013 as compared to $35.8 million in the second quarter of 2012, primarily as a result of increased production volumes.  Oil revenues comprised 84% and 83% of total revenues during the respective periods.  Natural gas and NGL production volumes during the quarter were partially impacted by the flaring of an estimated 3.9 MMcfe/D net due to temporary constraints in third-party gathering systems.  Improvements to these third-party gathering systems are scheduled to occur late in the third quarter of 2013.  Future production volumes may be additionally impacted positively or negatively depending on the timing of the improvements.

Athlon’s average wellhead oil price, which represents the net price Athlon receives for its oil production, rose to $91.80 per Bbl in the second quarter of 2013 from $85.84 per Bbl in the second quarter of 2012.  Athlon’s average oil differential to NYMEX tightened to negative $2.43 per Bbl in the second quarter of 2013 from negative $7.66 per Bbl in the second quarter of 2012.  Athlon’s realized natural gas price nearly doubled to $3.72 per Mcf in the second quarter of 2013 from $2.03 per Mcf in the second quarter of 2012.  Athlon realized a negative $0.37 per Mcf differential in the second quarter of 2013 compared to a negative $0.19 differential in the second quarter of 2012.  Second quarter of 2013 realized NGL prices decreased to $27.27 per Bbl from $34.29 per Bbl during the second quarter of 2012.

Lease operating expenses (“LOE”) were $7.8 million ($7.64 per BOE) for the second quarter of 2013 versus $5.9 million ($9.83 per BOE) for the second quarter of 2012.  Athlon continues to experience economies of scale from its drilling program and from savings achieved through 2012 infrastructure projects that have resulted in material efficiencies in our field operations and, in particular, the disposal of saltwater.

Production, severance, and ad valorem taxes were $4.2 million for the second quarter of 2013 versus $2.5 million for the second quarter of 2012.  As a percentage of wellhead revenues, taxes improved to 6.5% of wellhead revenues in the second quarter of 2013 as compared to 6.9% in the second quarter of 2012 due to an increase in the number of wells brought on production in 2013.

Cash general and administrative (“G&A”) expenses for the second quarter of 2013 were $3.1 million ($3.01 per BOE), excluding nonrecurring corporate reorganization costs related to the transition from a partnership to a corporation of $0.5 million, versus $2.4 million ($3.98 per BOE) for the second quarter of 2012.  Given the significant growth in its asset base, Athlon continues to add personnel in order to effectively manage its growing operations.

Derivative fair value gains for the second quarter of 2013 were $12.6 million versus $46.6 million for the second quarter of 2012.  Since Athlon does not use hedge accounting, changes in fair value of its derivatives are recognized as gains and losses in the current period.  Included in these amounts were total cash settlements paid on derivatives adjusted for recovered premiums during the second quarter of 2013 were $457,000 as compared to $78,000 during the second quarter of 2012.

In the second quarter of 2013, Athlon recorded an income tax provision of $4.8 million on pretax income of $29.4 million compared to $2.0 million on pretax income of $56.6 million in the second quarter of 2012.  Prior to April 26, 2013, Athlon Holdings LP, Athlon’s accounting predecessor, was a limited partnership not subject to federal income taxes.

Net income attributable to stockholders for the second quarter of 2013 was $23.7 million, or $0.36 per diluted share, as compared $54.6 million, or $0.80 per diluted share, for the second quarter of 2012.  Net income excluding certain items increased 63% to $15.6 million, or $0.23 per diluted share, for the second quarter of 2013 as compared to $9.6 million, or $0.14 per diluted share, for the second quarter of 2012.  Net income excluding certain items represents net income attributable to stockholders excluding derivative gains and losses in excess of recovered premiums for each period and nonrecurring charges for nonrecurring write-offs of debt issuance costs and corporate reorganization costs in the second quarter of 2013.

Adjusted EBITDA, Discretionary cash flow, and Net income excluding certain items, are non-GAAP financial measures, which are defined and reconciled to its most directly comparable GAAP measures in the attached financial schedules.

Operations Update

Athlon successfully completed 44 gross operated vertical wells (42 net) while running seven operated vertical rigs during the second quarter of 2013 and a total of 79 gross operated vertical wells (76 net) during the first half of 2013.  Athlon continues to utilize more efficient vertical drilling rigs that have significantly reduced the time from spud to rig release, which resulted in 3 additional gross wells drilled in the second quarter of 2013 than originally planned.  During the second quarter of 2013, the Company incurred $95.5 million in drilling capital expenditures.  In addition, the Company invested $7.7 million acquiring leasehold and $3.0 million on infrastructure and capital workovers.

2013 Outlook

Drilling Activity

The Company expects to run seven vertical rigs for the balance of 2013 and drill a total of 161 gross operated vertical wells during 2013.  Athlon’s first horizontal rig will arrive this month and drill 4 horizontal wells by the end of 2013.  Athlon expects drilling capital expenditures for 2013 to be between $340 million and $350 million, plus an additional $15 million for leasing, infrastructure, and capital workovers.

Production Volumes and Operating Expenses

As a result of securities law limitations related to the post-initial public offering period, Athlon has not included a discussion of its outlook for production volumes or operating expenses for the third quarter or full-year 2013 in this earnings release.  In the normal course of operations, the Company anticipates providing its production volume and operating expense outlook for the next quarter and the full-year.

Liquidity Update

On August 7, 2013, Athlon completed its initial public offering (“IPO”) of 18.1 million shares of its common stock at $20.00 per share.  Athlon sold 15.8 million shares of its common stock and affiliates of Apollo Global Management, LLC, as selling stockholders, sold 2.3 million shares of common stock, pursuant to the underwriters’ exercise of the over-allotment option.  Net proceeds received by Athlon from the IPO were approximately $293.4 million after deducting underwriting discounts and commissions and estimated offering expenses.  Athlon used a portion of these net proceeds to repay all outstanding borrowings, or $78.5 million, under its credit facility and intends to fund its drilling capital program with the remainder of the proceeds.  Athlon did not receive any proceeds from the sale of shares by the selling stockholders.

Following the closing of the IPO and repayment of all outstanding borrowings under its credit facility, Athlon had $233.5 million in cash on hand as of August 7, 2013.  Including the $320 million of undrawn borrowing capacity under its credit facility, Athlon’s total liquidity was $553.5 million as of August 7, 2013.  Athlon believes its liquidity is sufficient to meet current cash requirements.  In addition, as part of the borrowing base redetermination process in the fall of 2013 pursuant to the terms of its credit facility, Athlon expects the borrowing base to increase as a result of additional proved reserves added through its drilling program.

Conference Call Details

Title: Athlon Energy Inc. Earnings Conference Call

Date and Time: Wednesday, August 14, 2013 at 9:30 a.m. Central Time

Webcast: Listen to the live broadcast via http://www.athlonenergy.com

Telephone: Dial 1-888-713-4199 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 78453893.

A replay of the conference call will be archived and available via Athlon’s website at the above web address or by dialing 1-888-286-8010 and entering conference ID 95109487.  The replay will be available through August 28, 2013.  International callers can dial 617-213-4861 for the live broadcast or 617-801-6888 for the replay.

About Athlon Energy

Athlon Energy is an independent exploration and production company focused on the acquisition, development, and exploitation of unconventional oil and liquids-rich natural gas reserves in the Permian Basin.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, including those with respect to Athlon’s drilling plan, capital budget, expected savings resulting from infrastructure, expected use of IPO proceeds, expected increase in borrowing base under its credit facility, and flaring activities, represent Athlon’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved.  These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of Athlon’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Athlon does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.  New factors emerge from time to time, and it is not possible for Athlon to predict all such factors.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the SEC in connection with Athlon’s IPO.  The risk factors and other factors noted in the prospectus could cause Athlon’s actual results to differ materially from those contained in any forward-looking statement.

Contact Information

Bob Reeves

President and Chief Executive Officer

William Butler

Chief Financial Officer

(817) 984-8220

wbutler@athlonenergy.com

Athlon Energy Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Oil	$54,609	$29,617	$100,268	$57,050
Natural gas	4,363	1,492	7,730	2,940
NGLs	6,193	4,682	11,913	9,033
Total revenues	65,165	35,791	119,911	69,023
Expenses:
Production:
Lease operating	7,775	5,942	15,012	10,641
Production, severance, and ad valorem taxes	4,247	2,461	7,941	4,811
Depletion, depreciation, and amortization	20,358	13,065	38,411	22,679
General and administrative	3,659	2,481	6,998	5,078
Derivative fair value gain	(12,555)	(46,569)	(5,706)	(23,858)
Other	227	116	421	246
Total expenses	23,711	(22,504)	63,077	19,597
Operating income	41,454	58,295	56,834	49,426
Interest expense	12,082	1,705	16,556	3,200
Income before income taxes	29,372	56,590	40,278	46,226
Income tax provision	4,844	1,986	4,871	1,622
Consolidated net income	24,528	54,604	35,407	44,604
Less: net income attributable to noncontrolling interest	831	—	831	—
Net income attributable to stockholders	$23,697	$54,604	$34,576	$44,604

Net income per common share:
Basic	$0.36	$0.82	$0.52	$0.67
Diluted	$0.36	$0.80	$0.52	$0.65

Weighted average common shares outstanding:
Basic	66,340	66,340	66,340	66,340
Diluted	68,196	68,196	68,196	68,196

Athlon Energy Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended
	June 30,
	2013	2012

Consolidated net income	$35,407	$44,604
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Non-cash and other items	41,247	(1,482)
Changes in operating assets and liabilities	2,570	(947)
Net cash provided by operating activities	79,224	42,175

Net cash used in investing activities	(178,332)	(125,299)

Financing activities:
Net proceeds from long-term debt	167,221	55,944
Distributions to partners	(75,000)	—
Other	563	166
Net cash provided by financing activities	92,784	56,110

Decrease in cash and cash equivalents	(6,324)	(27,014)
Cash and cash equivalents, beginning of period	8,871	32,030
Cash and cash equivalents, end of period	$2,547	$5,016

Athlon Energy Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2013	2012
	(unaudited)

Total assets	$1,024,153	$852,298

Liabilities (excluding long-term debt)	$206,914	$69,421
Long-term debt	543,500	362,000
Equity	273,739	420,877
Total liabilities and equity	$1,024,153	$852,298

Working capital (a)	$(42,934)	$(22,249)

(a)  Working capital is defined as current assets minus current liabilities.

Athlon Energy Inc.

Selected Operating Results

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Total production volumes:
Oil (MBbls)	595	345	1,137	621
Natural gas (MMcf)	1,174	736	2,204	1,271
NGLs (MBbls)	227	137	410	239
Combined (MBOE)	1,018	604	1,914	1,072

Average daily production volumes:
Oil (Bbls/D)	6,537	3,792	6,281	3,414
Natural gas (Mcf/D)	12,897	8,093	12,176	6,982
NGLs (Bbls/D)	2,496	1,501	2,263	1,313
Combined (BOE/D)	11,183	6,641	10,574	5,891

Average realized prices:
Oil ($/Bbl) (excluding impact of cash settled derivatives)	$91.80	$85.84	$88.19	$91.82
Oil ($/Bbl) (after impact of cash settled derivatives)	91.03	85.61	87.51	87.35
Natural gas ($/Mcf)	3.72	2.03	3.51	2.31
NGLs ($/Bbl)	27.27	34.29	29.08	37.80
Combined ($/BOE) (excluding impact of cash settled derivatives)	64.04	59.22	62.65	64.38
Combined ($/BOE) (after impact of cash settled derivatives)	63.59	59.09	62.25	61.79

Average expenses per BOE:
Lease operating	$7.64	$9.83	$7.84	$9.93
Production, severance, and ad valorem taxes	4.17	4.07	4.15	4.49
Depletion, depreciation, and amortization	20.01	21.62	20.07	21.15
Cash general and administrative (a)	3.01	3.98	3.31	4.61

(a)  Excludes nonrecurring corporate reorganization costs of $0.5 million during the three and six months ended June 30, 2013.

Athlon Energy Inc.

Derivative Summary as of August 13, 2013

(unaudited)

	2013
Instrument	Third Quarter	Fourth Quarter	2014	2015

Oil Swaps (a)
Average daily volumes (Bbl)	6,500	7,000	7,950	1,300
Price (per Bbl)	$94.85	$95.01	$92.67	$93.18

Oil Collars (a)
Average daily volumes (Bbl)	150	150	—	—
Floor (per Bbl)	$75.00	$75.00	—	—
Ceiling (per Bbl)	$105.95	$105.95	—	—

Oil Basis Swaps (b)
Average daily volumes (Bbl)	5,000	5,000	—	—
Price (per Bbl)	$(1.20)	$(1.20)	—	—

(a)  Oil prices represent NYMEX WTI monthly average prices.

(b)  Basis differential price is between Midland WTI and Cushing WTI.

Athlon Energy Inc.

Non-GAAP Financial Measures

(in thousands)

(unaudited)

This press release includes a discussion of “Adjusted EBITDA,” which is a non-GAAP financial measure.  The following table provides reconciliations of “Adjusted EBITDA” to consolidated net income and net cash provided by operating activities, Athlon’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP, for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Consolidated net income	$24,528	$54,604	$35,407	$44,604
Interest expense	12,082	1,705	16,556	3,200
Income taxes	4,844	1,986	4,871	1,622
Depletion, depreciation, and amortization	20,358	13,065	38,411	22,679
Corporate reorganization costs	510	—	510	—
Acquisition costs	94	—	151	—
Advisory fees	95	280	500	493
Non-cash equity-based compensation	65	33	113	91
Derivative fair value gain	(12,555)	(46,569)	(5,706)	(23,858)
Net derivative settlements paid (adjusted for recovered premiums)	(457)	(78)	(775)	(2,776)
Accretion of discount on asset retirement obligations	162	114	311	220
Other non-cash operating items	49	15	95	49
Adjusted EBITDA	49,775	25,155	90,444	46,324
Changes in operating assets and liabilities	8,326	(1,967)	2,570	(947)
Cash interest expense	(8,752)	(1,561)	(12,983)	(2,919)
Corporate reorganization costs	(510)	—	(510)	—
Acquisition costs	(94)	—	(151)	—
Advisory fees	(95)	(280)	(500)	(493)
Amortization of deferred premiums paid	177	105	354	210
Net cash provided by operating activities	$48,827	$21,452	$79,224	$42,175

“Adjusted EBITDA” is used as a supplemental financial measure by Athlon’s management and by external users of Athlon’s consolidated financial statements, such as investors, lenders under Athlon’s credit agreement, commercial banks, research analysts, and others, to assess: (1) the financial performance of Athlon’s assets without regard to financing methods, capital structure, or historical cost basis; (2) Athlon’s operating performance and return on capital as compared to those of other companies in the upstream energy sector, without regard to financing or capital structure; and (3) the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

“Adjusted EBITDA” should not be considered an alternative to consolidated net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP.  Athlon’s definition of “Adjusted EBITDA” may not be comparable to other similarly titled measures of other companies because all companies may not calculate “Adjusted EBITDA” in the same manner.

Athlon Energy Inc.

Non-GAAP Financial Measures - continued

(in thousands)

(unaudited)

     This press release also includes a discussion of “Discretionary cash flow”, which is a non-GAAP financial measure. The following tables provide a reconciliation of “Discretionary cash flow” to consolidated net income, Athlon’s most directly comparable financial measure calculated and presented in accordance with GAAP for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Consolidated net income	$24,528	$54,604	$35,407	$44,604
Non-cash interest expense	3,330	144	3,573	281
Depletion, depreciation, and amortization	20,358	13,065	38,411	22,679
Corporate reorganization costs	510	—	510	—
Non-cash equity-based compensation	65	33	113	91
Derivative fair value gain	(12,555)	(46,569)	(5,706)	(23,858)
Net derivative settlements paid (adjusted for recovered premiums)	(457)	(78)	(775)	(2,776)
Accretion of discount on asset retirement obligations	162	114	311	220
Other non-cash operating items	49	15	95	49
Discretionary cash flow	$35,990	$21,328	$71,939	$41,290

     “Discretionary cash flow” is widely accepted by the investment community as a financial indicator of an oil and natural gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. “Discretionary cash flow” is also useful because it is widely used by professional research analysts in valuing, comparing, rating, and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.

     “Discretionary cash flow” should not be considered an alternative to consolidated net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP.  Athlon’s definition of “Discretionary cash flow” may not be comparable to other similarly titled measures of other companies because all companies may not calculate “Discretionary cash flow” in the same manner.

Athlon Energy Inc.

Non-GAAP Financial Measures - continued

(in thousands, except per share amounts)

(unaudited)

This press release also includes a discussion of “Net income excluding certain items”, which is a non-GAAP financial measure. The following tables provide a reconciliation of “Net income excluding certain items” to net income attributable to stockholders, Athlon’s most directly comparable financial measure calculated and presented in accordance with GAAP for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net income attributable to stockholders	$23,697	$54,604	$34,576	$44,604
Less: derivative gains in excess of recovered premiums	(13,012)	(46,647)	(6,481)	(26,634)
Add: write-off of debt issuance costs	2,838	—	2,838	—
Add: corporate reorganization costs	510	—	510	—
Tax effect of above items	1,594	1,637	379	935
Net income excluding certain items	$15,627	$9,594	$31,822	$18,905

Diluted weighted average common shares outstanding	68,196	68,196	68,196	68,196

Net income excluding certain items per diluted share	$0.23	$0.14	$0.47	$0.28

Athlon believes that the exclusion of these items enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.   Athlon believes “Net income excluding certain items” comparable to analysts’ estimates is calculated on the same basis as analysts’ estimates and that many investors use this published research in making investment decisions useful in evaluating operational trends of Athlon and its performance relative to other oil and natural gas exploration and production companies.

“Net income excluding certain items” should not be considered an alternative to net income attributable to stockholders, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP.  Athlon’s definition of “Net income excluding certain items” may not be comparable to similarly titled measures of another entity because all entities may not calculate “Net income excluding certain items” in the same manner.